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Exhibit 10.25

EMPLOYMENT AGREEMENT
(Lloyd M. Lewis)

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of May 22, 2004 by and between Displaytech, Inc., a Colorado corporation (the "Company"), and Lloyd M. Lewis, a resident of Colorado ("Executive").

RECITALS

        A.    The Company has employed Executive as its Controller from December 1998 to September 2001, its Chief Financial Officer and Treasurer from September 2001 to May 2004 and, effective as of May 21, 2004, the Board of Directors of the Company (the "Board") has redesignated Executive as Vice President Finance and Treasurer.

        B.    The Company desires to employ Executive, and Executive wishes to be employed, initially as Vice President Finance and Treasurer of the Company, on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

        1.     Effective Date. The terms and conditions of Executive's employment hereunder shall become effective as of May 22, 2004 (the "Effective Date").

        2.     Employment. Subject to all the terms and conditions of this Agreement, Executive's period of employment under this Agreement shall be the period commencing on the Effective Date and ending on May 22, 2006 (the "Term"), unless the Executive's employment terminates earlier in accordance with Section 6 hereof. Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at-will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

        3.     Position and Duties.

          (a)   Employment with the Company. While Executive is employed by the Company during the Term, Executive shall be employed initially as Vice President Finance and Treasurer of the Company and perform such duties and responsibilities as the Board and the Chief Executive Officer shall assign to him from time to time. These duties shall include training the Chief Financial Officer succeeding Executive at such position (the "CFO") and providing such CFO with all information regarding the Company, its finances and the duties, functions, processes and other information necessary or appropriate to carry out the position of CFO. In addition, the Executive's position shall evolve in a mutually agreeable manner to include responsibilities in operations of the Company, beginning with assignments in sales.

          (b)   Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. While Executive is employed by the Company, Executive shall report to the Chief Executive Officer. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Chief Executive Officer. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations as approved by the Chief Executive Officer, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

        4.     Compensation.

          (a)   Base Salary. While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of One Hundred Forty-Five Thousand and no/100 Dollars ($145,000.00) per year, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. On or before May 22, 2005, the Compensation Committee of the Board (the "Compensation Committee") shall review Executive's performance and may increase (but not reduce) Executive's base salary in its sole discretion; provided, however, that the Compensation Committee may reduce Executive's base salary if such reduction is part of a general reduction in the base salaries of all executives of the Company.

          (b)   Stock Options. From time to time, Executive shall be eligible for awards under the Company's 1998 Stock Incentive Plan (the "Plan"), and the Compensation Committee, in its sole discretion, may grant Executive an option or other award under the Plan in accordance with the terms and conditions of the Plan or any successor plan, as may be amended from time to time.

          (c)   Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

          (d)   Expenses. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

        5.     Existing Agreement. All of the covenants, terms and conditions contained in that certain Proprietary Information, Non-Competition and Patent Assignment Agreement, dated November 19, 1998, by and between the Company and Executive (the "Non-Compete") shall remain in full force and effect.

        6.     Termination of Employment.

          (a)   Executive's employment with the Company shall terminate immediately upon:

      (i)
      Executive's receipt of written notice from the Company of the termination of his employment;

      (ii)
      the Company's receipt of Executive's written resignation from the Company;

      (iii)
      Executive's Disability (as defined below); or

      (iv)
      Executive's death.

          (b)   The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

        7.     Payments upon Termination of Employment.

          (a)   If Executive's employment with the Company is terminated by reason of:

      (i)
      Executive's abandonment of his employment or Executive's resignation for any reason (including by reason of death or disability) other than Executive's voluntary resignation from the Company at any time prior to May 22, 2005 with Good Reason (as defined below);

      (ii)
      termination of Executive's employment by the Company for Cause (as defined below);

      (iii)
      expiration of the Term; or

      (iv)
      termination of Executive's employment by the Company without Cause following expiration of the Term,

the Company shall pay to Executive his then-current base salary through the Termination Date.

          (b)   If Executive's employment with the Company is terminated by the Company effective prior to the expiration of the Term for any reason other than for Cause (as defined below) or Executive voluntarily resigns prior to May 22, 2005 with Good Reason, then the Company shall pay to Executive, subject to Section 6(g) of this Agreement:

      (i)
      his then-current base salary and benefits through the Termination Date;

      (ii)
      an amount equal to 1/12th of Executive's then-current annual base salary, payable in six equal installments over a six-month period pursuant to the Company's regular payroll practices and procedures as well as a continuation of health care benefits during such period; and

      (iii)
      if Executive has not been employed within six months of the Termination Date, an amount equal to 1/12 of Executive's then-current annual base salary, payable for each month after the initial six-month period set forth in Section 7(b)(ii) for up to an additional six months (and Executive shall be entitled to a continuation of health care benefits during the period that he receives such additional monthly payments) if Executive is still actively looking for employment and Executive has not been employed at any time after the Termination Date.

Any amount payable to Executive pursuant to Sections 7(b)(ii) and 7(b)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in equal installments in accordance with the Company's regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law.

          (c)   For purposes of this Agreement, "Cause" shall mean:

      (i)
      an act or acts of dishonesty undertaken by Executive and intended to result in personal gain or enrichment of Executive or others at the expense of the Company;

      (ii)
      unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is injurious to the Company or is reasonably likely to cause negative publicity about the Company or to adversely impact the Company if made public;

      (iii)
      Executive's failure to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the

        Company and Executive shall not have any right to cure any such failure in any 90 day period after a failure has been cured; or

      (iv)
      any breach of any terms and conditions of this Agreement, the Non-Compete or any other agreement between the Company and Executive.

          (d)   For purposes of this Agreement, "Disability" shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

          (e)   Executive's voluntary resignation of his employment under this Agreement will be considered to be with "Good Reason" if Executive terminates his employment in writing with the Company within thirty (30) days of the occurrence of any of the following, unless he has consented thereto in writing:

      (i)
      A permanent material change in the Executive's job responsibilities or duties that is not consented to by Executive; provided, however, that so long as Executive retains the title of "Vice President," neither a mere change in title alone nor reassignment to a position that is substantially similar to the position in responsibility held prior to the reassignment shall constitute Good Reason;

      (ii)
      A material reduction by the Company of Executive's base salary as in effect on the date of this Agreement or as same may be increased from time to time thereafter; provided, however, that a general reduction of the base salary of all executive employees of the Company shall not constitute Good Reason; or

      (iii)
      The relocation of Executive to an office that is more than thirty (30) miles from Longmont, Colorado; provided, however, that the general relocation of the Company's principal office which is approved by the Board shall not constitute Good Reason.

          (f)    In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Section 7 and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law.

          (g)   Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Sections 7(b)(ii) and 7(b)(iii) of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement and the Non-Compete as of the dates of the payments.

        8.     Return Of Property. Upon termination of Executive's employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing confidential information, that are in Executive's possession or under Executive's control.

        9.     Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of the Non-Compete and this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

        10.   Miscellaneous.

          (a)   Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the State of Colorado, and the parties consent to the jurisdiction, venue and convenience of such courts.

          (b)   Jurisdiction and Law. Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction or forum non conveniens. Venue, for the purpose of all such suits, shall be in Boulder or Denver County, State of Colorado.

          (c)   Entire Agreement. Except for any written stock option and related transfer agreements between Executive and the Company and the Non-Compete, this Agreement contains the entire agreement of the parties relating to Executive's employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

          (d)   No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement, (ii) Executive's employment with the Company, nor (iii) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

          (e)   Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

          (f)    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          (g)   Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 10.

          (h)   Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

          (i)    Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

          (j)    Survival. The terms and conditions set forth in Sections 6, 7, 8, 9, and 10 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive's employment for any reason.

          (k)   Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

* * * * *

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        IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:
DISPLAYTECH, INC.
By:	/s/ RICHARD D. BARTON Richard D. Barton Its Chief Executive Officer
Address:	2602 Clover Basin Drive Longmont, Colorado 80503-7604
EXECUTIVE:
/s/ LLOYD M. LEWIS LLOYD M. LEWIS
Address:

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EMPLOYMENT AGREEMENT (Lloyd M. Lewis)